UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DALRADA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Wyoming	38-3713274
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 La Terraza Blvd, Escondido, California	92025
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [_]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [X]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [_]

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

______________________       (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.005 per share

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Dalrada is authorized to issue up to 1,000,000,000 shares of common stock, par value $0.005 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. Our Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Item 2. Exhibits.

Exhibit Number	Description
3.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2) to the Company’s report on Form S-1 filed with the SEC on August 6, 2020.
3.2	Copy of original bylaws of the Company (incorporated by reference to Exhibit 3.4) to the Company’s Form S-1 filed with the SEC on August 6, 2020.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DALRADA FINANCIAL CORPORATION

Date: November 3, 2020

By      /s/ Brian Bonar

Name: Brian Bonar

Title: Chief Executive Officer

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